Exhibit 99.1

Rennova Health ANNOUNCES 2016 FINANCIAL RESULTS

Conference call begins at 11:00 a.m. Eastern time today

WEST PALM BEACH, Fla. (April 12, 2017) – Rennova Health, Inc. (NASDAQ: RNVA) (NASDAQ: RNVAZ) (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics, supportive software and medical billing services, reports financial results for the year ended December 31, 2016, and provided a business update.

Significant business highlights from 2016 and recent weeks include:

•	Raised $12.4 million in a private placement of convertible notes, with proceeds used to pay down debt and support Rennova’s growth strategy
•	Completed a purchase agreement to acquire certain assets related to Scott County Community Hospital and changed its name to Big South Fork Medical Center
•	Acquired specialty pharmacogenomics laboratory Genomas, Inc.
•	Entered into multiple preferred provider plans, which now total 24
•	Secured additional Medicaid laboratory licensure, bringing the total number of states where we hold a Medicaid license to 30
•	Continue to add new customers for our Lab services including direct bill clients for who we get paid a contracted price for services. Active customers currently stand at record levels
•	Added customers in our software division for our flagship M2Select electronic health record (“EHR”) product services and M2Pro, our EHR for the ambulatory sector
•	Initiated the integration of our software with a Clinical Research Organization in California that is expected to lead to the provision of contracted lab services

Management Commentary

“The year 2016 was a challenging year by many measures,” commented Seamus Lagan, Rennova’s chief executive officer. “We are focused on a return to profitability in the coming year and have taken several steps to streamline our costs, including consolidating our clinical laboratories and cutting administrative costs. As a result, our gross margins in this segment improved substantially, to 68.1% in 2016 from 48.5% in 2015. The progress we made expanding into a wider and more varied marketplace by adding preferred provider networks, forging contracts with third-party payers, adding Medicaid contracts and increasing the number of tests we offer, combined with aggressive consolidation and cost cutting is expected to continue to narrow losses in this segment in 2017. Success in the last quarter of 2016 and 2017 to date with signing of new customers for all business segments and securing additional preferred network contracts with payers are not yet reflected in our financial results.

“We are excited about our recent acquisition of certain hospital assets and have been preparing to partially reopen Big South Fork Medical Center in the second quarter, with a return to full operations expected in the third quarter,” Mr. Lagan continued. “The acquisition of this rural hospital in Tennessee represents an important step for the overall growth of Rennova. Along with a hospital that had $12 million in revenues in 2015, the last full year it was in operation, it provides us with a reliable customer base and important preferred provider contracts to assure payment for services provided. It also allows us to solidify relationships with local physicians for all our service offerings.”

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Mr. Lagan added, “We have continued to add customers for our software division, which includes our Supportive Software Solutions and Decision Support and Informatics business segments. We exceeded our goal of securing 100 customers in 2016 and ended the year with 83 performing contracts. Our focus is on combining our flagship electronic health records product with medical billing services. We believe we can capture an additional 200 customers in 2017, of which we anticipate 25% may purchase multiple services.

“Historically, we have operated our business under one management team, but beginning in 2017, the Company intends to operate four separate but synergistic divisions, each with their own specialized management. The divisions will be; 1) Clinical diagnostics through its clinical laboratories; 2) supportive software solutions to healthcare providers including Electronic Health Records (“EHR”), Laboratory Information Systems and Medical Billing services; 3) Decision support and interpretation of cancer and genomic diagnostics; and 4) the recent addition of a hospital in Tennessee.

“As previously disclosed, we expect that our operations will be cash flow positive for the year,” Mr. Lagan concluded.

Financial Results

Net revenues for 2016 were $5.2 million, compared with $18.4 million for 2015. The decrease is mainly due to a decline in Clinical Laboratory Operations revenue to $3.7 million for 2016, compared with $17.5 million in 2015 resulting from lower insured test volumes as a number of large third-party payers are now generally unwilling to reimburse service providers who are not part of their network, a departure from prior industry practices. In addition, the collectible portion of gross billings that should be reflected in net revenues was 11% of outgoing billings for 2016, compared with 13% for 2015.

Supportive Software Solutions billings were $0.8 million for 2016, essentially unchanged from 2015. Decision Support and Informatics net revenue increased to $0.7 million for 2016, compared with $0.1 million for 2015, as this segment was created with the acquisition of CollabRx, Inc. in November 2015.

Operating expenses for 2016 were $37.6 million, compared with $63.9 million for 2015. The reduction was primarily due to a decline of $7.6 million in direct costs of revenue, a decline of $3.7 million in general and administrative expenses and a decline of $19.1 million in impairment charges, partially offset by bad debt expense of $3.6 million and engineering expenses associated with the acquisition of CollabRx of $2.1 million, an increase of $1.6 million. The Company has transitioned a significant portion of its testing from external reference laboratories to internal processing, which resulted in a 67% decrease in direct costs per sample.

The Company’s loss from operations for 2016 was $32.4 million, compared with $45.5 million for 2015. The narrowing of our operating loss was mainly due to asset impairment charges recognized in 2015 in the amount of $20.1 million, as compared with $1.0 million of asset impairment charges in 2016, and a $7.6 million reduction in direct costs of revenue in 2016, which were largely offset by the decline in clinical laboratory revenues.

Net loss attributable to common stockholders for 2016 was $32.6 million, or $30.17 per share, compared with net income attributable to common stockholders of $37.6 million, or $90.46 per diluted share, for 2015.

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The Company had cash and cash equivalents of $77,979 as of December 31, 2016, compared with $8.8 million as of December 31, 2015. Subsequent to the close of the quarter, the Company raised $12.4 million in a private placement of convertible notes.

Conference Call and Webcast

Rennova Health management will hold a conference call and webcast today at 11:00 a.m. Eastern time to discuss 2016 financial results and provide a business update. To access the conference call please dial 888-563-6275 from within the U.S. or 706-634-7417 from outside the U.S. All listeners should provide passcode 2527049. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website at www.rennovahealth.com.

Following the conclusion of the conference call, a replay will be available through April 18, 2017 and can be accessed by dialing 855-859-2056 from within the U.S. or 404-537-3406 from outside the U.S. All listeners should provide passcode 2527049. The webcast will be available for 30 days.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com

(Tables to follow)

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Rennova Health, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2016 and 2015

	Year Ended December 31,
	2016	2015
Net Revenues	$5,245,111	$18,393,038

Operating expenses:
Direct costs of revenue	1,695,233	9,339,644
General and administrative expenses	23,695,381	27,346,160
Sales and marketing expenses	2,457,050	3,763,802
Engineering expenses	2,074,463	415,482
Bad debt expense	3,630,685	99,754
Impairment charges	1,038,285	20,143,320
Depreciation and amortization	3,046,902	2,749,850
Total operating expenses	37,637,999	63,858,012

Loss from operations	(32,392,888)	(45,464,974)

Other income (expense):
Other income	127,021	252
Loss on disposal of property and equipment	(153,234)	–
Change in fair value of derivative instruments	5,392,390	2,888,746
Gain on legal settlement	–	275,028
Interest expense	(6,322,004)	(2,689,811)
Total other (expense) income	(955,827)	474,215

Loss before income taxes	(33,348,715)	(44,990,759)

Income tax benefit	(735,028)	(9,028,253)

Net income	(32,613,687)	(35,962,506)

Preferred stock dividends	–	1,627,188

Net loss attributable to common stockholders	$(32,613,687)	$(37,589,694)

Net loss per common share:
Basic and diluted	$(30.17)	$(90.46)

Weighted average number of common shares outstanding during the period:
Basic and diluted	1,080,934	415,517

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Rennova Health, Inc.

Consolidated Balance Sheets

As of December 31, 2016 and 2015

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$77,979	$8,833,230
Accounts receivable, net	1,467,580	8,149,484
Prepaid expenses and other current assets	216,642	1,193,077
Income tax refunds receivable	1,458,438	3,813,066
Total current assets	3,220,639	21,988,857

Property and equipment, net	3,096,602	7,148,295
Deposits	165,152	232,774

Total assets	$6,482,393	$29,369,926

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable (includes related parties)	$3,351,388	$4,360,035
Accrued expenses	4,135,146	5,285,455
Income taxes payable	942,433	1,398,053
Current portion of notes payable	9,011,247	269,031
Current portion of notes payable, related party	328,500	5,133,888
Current portion of capital lease obligations	1,796,053	1,323,708
Total current liabilities	19,564,767	17,770,170

Other liabilities:
Notes payable, net of current portion	–	2,903,898
Capital lease obligations, net of current portion	1,774,121	2,394,171
Derivative liabilities	29,401	7,495,486

Total liabilities	21,368,289	30,563,725

Commitments and contingencies

Stockholders' deficit:
Series B preferred stock, $0.01 par value, 5,000 shares authorized, 0 and 5,000 shares issued and outstanding	–	50
Series C preferred stock, $0.01 par value, 10,350 shares authorized, 0 and 9,000 shares issued and outstanding	–	90
Series E preferred stock, $0.01 par value, 45,000 shares authorized, 0 and 45,000 shares issued and outstanding	–	450
Series G preferred stock, $0.01 par value, 14,000 shares authorized, 215 and 0 shares issued and outstanding	2	–
Series H preferred stock, $0.01 par value, 14,202 shares authorized, 10,019 and 0 shares issued and outstanding	100
Common stock, $0.01 par value, 500,000,000 and 50,000,000 shares authorized, 2,800,377 and 488,398 shares issued and outstanding	28,004	4,884
Additional paid-in-capital	45,726,862	26,827,904
Accumulated deficit	(60,640,864)	(28,027,177)
Total stockholders' deficit	(14,885,896)	(1,193,799)
Total liabilities and stockholders' deficit	$6,482,393	$29,369,926

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